Jody M. Walker
Attorney At Law
7841 South Garfield Way
Centennial, CO 80122
303-850-7637 telephone jmwalker85@earthlink.net 303-482-2731 facsimile

April 19, 2011

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549

Re: Calendar Dragon Inc.
S-1 Registration Statement
OPINION OF COUNSEL

Ladies and Gentlemen:

OPINION OF COUNSEL

I have acted as counsel to Calendar Dragon Inc. in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 1,575,000 common shares being registered on behalf of selling shareholders. I have examined the registration statement, the registrant's articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the registrant will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares have been sold, I am of the opinion that the common shares have been validly issued, fully paid and nonassessable.

This opinion opines upon Nevada law, including the Nevada Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

This opinion is based on my knowledge of the law and facts as of the date of filing of the registration statement. This opinion does not address or relate to any specific state securities laws.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Sincerely,

Jody M. Walker

Jody M. Walker
Attorney At Law